7493(0200)

ACCELERATED BENEFITS RIDER FOR COVERED CHRONIC

ILLNESS

Payment of Accelerated Benefits under this rider will reduce the Death Benefit otherwise payable under the policy. Receipt of Accelerated Benefits may be a taxable event. Please consult your personal tax advisor to determine the tax status of any benefits paid under this rider.

We, National Life Insurance Company, will pay Accelerated Benefits to the Owner during the lifetime of the Insured. Such benefit will be paid:

1.upon election by the Owner; and

2. in lieu of payment of the full death benefit of the policy upon the death of the Insured; and

3. subject to the terms of this rider.

The date of issue of this rider is the policy Date of Issue unless a later date is shown below.

BENEFITS

ACCELERATED
BENEFITS AMOUNT

The Accelerated Benefits Amount (called the "Amount" in this rider) will be determined when the Owner elects Accelerated Benefits. It will be determined as of the Election Date. The following factors may be used in the determination of this
Amount:

1. the cash value or cash surrender value of the policy; and
2. future premiums payable under the policy; and
3. future anticipated dividends projected for the policy; and
4. any administrative fee assessed; and
5. the Accelerated Benefits Interest Rate in effect.

We will declare the Accelerated Benefits Interest Rate. It will not exceed the greater of:

a) the yield on 90-day U.S. Treasury Bills on the Election Date; or
b) the maximum adjustable policy loan interest rate allowed by law on the Election Date.

The Amount will be paid in a lump sum.

We reserve the right to set a maximum amount that we will pay under this and any other Accelerated Benefits Rider on the life of the Insured. If we do so, it will be no less than $500,000.

National Life Insurance Company

One National Life Drive • Montpelier, Vermont 05604 • (802) 229-3333

7493(0200)

FULL ELECTION

Under' a Full Election, the Amount will be paid in lieu of any future death benefit under the policy. The policy to which this rider is attached will terminate on the
Election Date.

The Amount must first be applied to pay all debt to us on the policy.

PARTIAL ELECTION

Under a Partial Election, the Amount will be paid in lieu of a portion of any future death benefit payable under the policy. There will be a pro rata reduction in the whole life death benefit and cash value or cash surrender value and, in the case of variable life insurance, in the Accumulated Value in the General Account and in
each and every Sub-Account of the Separate Account. Each will be reduced by the percentage of death benefit accelerated. The portion of life insurance coverage that remains in force must not be less than the $25,000 or our minimum issue limit for this plan of insurance. The new premiums for the remaining portion will be as if the contract had been originally issued at the reduced amount.

The Amount must first be applied to pay a pro rata share of any outstanding debt to us on the policy. A pro rata share of such debt will remain. The debt will be reduced by the percentage of the death benefit accelerated.

COVERED
CHRONIC ILLNESS

Accelerated Benefits can be elected if the Insured has a Covered Chronic Illness. A
Covered Chronic Illness is an illness or physical condition of the Insured ,such that he or she:

1. is unable to perform (without Substantial Assistance from another individual) at least two Activities of Daily Living for a period of at least 90 days due to a loss of functional capacity; or
2. requires substantial supervision by another person to protect the Insured from threats to health and safety due to his or her own Severe Cognitive
Impairment.

Substantial Assistance· means Hands-on Assistance or Standby Assistance. Hands-
on Assistance means the physical assistance of another person without which the individual would be unable to perform the Activity of Daily Living. Standby
Assistance means the presence of another person within arm’s reach of ,the individual that is necessary to prevent, by physical intervention, injury to the individual while he or she is performing an Activity of Daily Living (such as being ready to catch the individual if he or she falls while getting into or out of a bathtub or shower while bathing, or being prepared to remove food from the individual’s throat if he or she chokes while eating).

National Life Insurance Company
One National Life Drive • Montpelier. Vermont 05604 • (802) 229-3333

7493(0200)

The activities of daily living means bathing, continence, dressing, eating, toileting, and transferring.

· Bathing means washing oneself by sponge bath, or in a tub or shower, including the task of getting into and out of the tub or shower.
· Continence means the ability to maintain control of bowel and bladder function, or when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for a catheter or colostomy bag).
· Dressing means putting on and taking off all items of clothing and any necessary braces, fasteners, or artificial limbs.
· Eating means feeding oneself by getting food into the body from a receptacle (such as a plate, cup, or table) or by a feeding tube or
Intravenously.
· Toileting means getting to and from the toilet, getting on or off the toilet, and performing associated personal hygiene.
· Transferring means moving into or out of a bed, chair, or wheelchair.

Severe Cognitive Impairment means the deterioration or loss of intellectual capacity that is:

1. comparable to (and includes) Alzheimer’s Disease and similar forms of irreversible dementia; and
2. measured by clinical evidence and standardized tests which reliably measure impairment in:

a) short-term or long-term memory; or
b) orientation to people, places, or time; or
c) deductive or abstract reasoning; or
d) judgment as it relates to safety awareness.

A Licensed Health Care Practitioner must certify to the9O-day loss of functional capacity within the 12 months immediately preceding the Election
Date.
A Licensed Health Care Practitioner is a Physician, a registered professional nurse, or a licensed social worker.

LIMITATIONS ON
PAYMENTS FOR
COVERED
CHRONIC ILLNESS

During the first five policy years of the policy to which this rider is attached, we will not accelerate benefits based on the Covered Chronic Illness of the Insured.

We will impose a maximum limit on the Amount made available in any calendar year through the election of Accelerated Benefits for a Covered
Chronic Illness. This maximum limit is $50,000 per year.

National Life Insurance Company
One National Life Drive • Montpelier, Vermont 05604 • (802) 229-3333
7493(0200	Page 3
)

N

The Internal Revenue Code restricts the exclusion of Accelerated Benefits from taxable income only to the extent that benefits received in any year do not exceed the sum of per diem payments eligible for the Insured under Covered
Chronic Illness provisions of all Accelerated Benefits Riders in force on the
Insured, less any amounts received from qualified long term care coverage’s.
The per diem limit may be exceeded on a tax favored basis only to the extent that actual unreimbursed expenses associated with the Covered Chronic illness exceed the limit. The Owner should seek specific tax consultation from a qualified tax advisor before submitting an Application for Election of
Accelerated Benefits based on the Covered Chronic Illness of the Insured.

DISPOSITION OF ADDED BENEFIT RIDERS

Upon a Full Election:

1. Any rider providing term life insurance may either be:

a) Converted or exchanged to a whole life policy subject to the terms of the term rider; or .
b)converted to a separate term policy with the same issue date, issue age, sex and issue class as the term rider.

2. Family Protection Benefit and Children Protection Benefit Riders will be treated as if the Insured died on the Election Date.
3. Riders Applying Dividends towards Paid Up Additions and One Year
Term Insurance and Dividend Term Option Riders may either be converted subject to the terms of the rider or as we may otherwise agree, or these coverage’s may be used to increase the Amount.
4. Coverage provided by Additional Protection Benefit Riders will be used to increase the Amount.
S. All other riders will cease on the Election Date.

Upon a Partial Election, riders providing:

1. Waiver of Premium; or
2. Accidental Death Benefit; or
3. Exchange to New Insured

benefits will remain in full effect on the life insurance coverage that is continued. Other riders, including any Additional Protection Benefit Riders and
Guaranteed Death Benefit Riders, may be continued at levels reduced by the percentage of death benefit accelerated.

National Life Insurance Company
One National Life Drive • Montpelier, Vermont 05604 • (802) 229-3333

7493(0200)

GENERAL TERMS

ELECTION DATE

The Election Date is the date the Application for Election of Accelerated Benefits is signed by the Owner of the policy.

ELECTION

To elect Accelerated Benefits the Owner must complete an Application for Election of Accelerated Benefits. We will provide this Application at the Owner's request.
The Owner must provide us with the written consent of any collateral assignee and any irrevocable beneficiaries. We may request that the contract accompany the application to our Home Office.

LEGAL
REQUIREMENTS

If the Owner is required by law to elect Accelerated Benefits to meet the claims of creditors, whether in bankruptcy or otherwise, Accelerated Benefits will not be available.

If the Owner is required by a government agency to elect Accelerated Benefits to apply for, obtain, or keep a government benefit or entitlement, Accelerated Benefits will not be available.

INCONTESTABILI1Y

This rider is contestable on the same basis as the policy to which it is attached.

PROOF OF
COVERED
CHRONIC ILLNESS

We must receive written proof satisfactory to us that the Insured has a Covered
Chronic Illness. Such written proof must include a statement from a Physician or
Licensed Health Care Practitioner, other than the Insured or a member of the
Insured's immediate family, affirming the Covered Chronic Illness.

We have the right to have the Insured examined by a physician of our own choice when and as often as we may reasonably require while an election of Accelerated
Benefits is pending. Such examinations will be made at our expense.

National Life Insurance Company

One National Life Drive Montpelier, Vermont 05604 (802) 229-3333

7493(0200)

TERMINATION

This rider shall terminate on the earliest of:

1.	the Election Date for Accelerated Benefits or

2.	the date of the Insured's death; or

3.	the date the base coverage terminates; or

4.	the date the base coverage becomes extended term insurance coverage under any default benefits or nonforfeiture options; or

5.	the date we receive the Owner's written request to terminate this rider.

Signed for National Life Insurance Company at Montpelier, Vermont, as of the date of issue, by

Chairman of the Board
and
Chief Executive Officer

Rider date of issue if different from policy Date of Issue:

National Life Insurance Company .
One National Life Drive • Montpelier Vermont 05604 • (802) 229-3333
7493(0200)